SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 22, 2001

Avant! Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	94-2347624
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

46871 Bayside Parkway
Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (510) 413-8000

Item 5. Other Events.

    On May 22, 2001, the Company announced the resolution of the criminal case People v. Avant! Corporation, et al. This settlement ends the criminal trade secret prosecution arising from the long-standing dispute between the Company and Cadence Design Systems, Inc.

    The key elements of the plea agreement include:

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  The Company entered pleas of no contest to conspiracy to misappropriate trade secrets, two counts of trade secret misappropriation, and violation of the California corporate securities law. These no contest pleas arise from charges relating to the Company's use of certain Cadence Symbad/DFII database code in the development of the Company's first generation ArcCell place and route products and a design size optimization software program called DSO. The Company ceased licensing or supporting these products in mid-1996.

  •
  The Company agreed to pay a fine of $27,000,000.

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  The Company agreed to pay restitution in an amount to be determined by the Court. The Court directed the Company to place $10 million into escrow for possible payment in restitution. The amount of restitution will be determined by the Court at a later date.

    In addition to the plea by the Company, the following current and former employees of the Company resolved the charges against them in the following manner:

  •
  CEO Gerry Hsu pleaded no contest to conspiracy to misappropriate trade secrets, failure to return stolen property, and the violation of the California corporate securities law. The securities charge is a misdemeanor and the other charges will, pursuant to the plea arrangement and California law, be reduced by the Court to misdemeanors within the next few months. Hsu agreed to pay a $2,700,000 fine.

  •
  Current Company employee Y.Z. Liao and former Company employees Leigh Huang and Eric Cho pleaded no contest to conspiracy to commit trade secret theft and the violation of the California securities law. Those convictions will be reduced by the Court to misdemeanors in the future. Huang, Liao and Cho agreed to pay fines of $108,000: $2,700,000: and $108,000 respectively. Liao and Cho could be sentenced to serve up to one year in county jail.

  •
  Company employee Stephen Wuu pleaded no contest to trade secret misappropriation and the violation of the California corporate securities law, which will be reduced by the Court to misdemeanors at some time in the future. Wuu agreed to pay a $2,700,000 fine and could be sentenced to between 16 and 24 months in prison.

  •
  Company employee Eric Cheng pleaded no contest to trade secret misappropriation. Cheng agreed to pay a $27,000 fine and could serve one year in county jail.

  •
  All charges were dismissed against former Company executive Mike Tsai.

    In connection with this settlement, the Company agreed to pay approximately $8.3 million of the above-mentioned fines assessed against individual defendants.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT! CORPORATION
By:	/s/ VIRAJ J. PATEL Name: Viraj J. Patel Title: Head of Finance

May 29, 2001